Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Therapix Biosciences Ltd. dated June 20, 2018, and to the incorporation by reference therein of our report dated April 30, 2018, with respect to the consolidated financial statements of Therapix Biosciences Ltd. and its subsidiaries, included in its Annual Report on Form 20-F for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

Haifa, Israel June 20, 2018	/s/ Kost Forer Gabbay & Kasierer Kost Forer Gabbay & Kasierer A member of Ernst & Young Global